DIREXION SHARES ETF TRUST

Direxion Daily China Bull 3X Shares (YINN)
Direxion Daily China Bear 3X Shares (YANG)

Supplement dated November 27, 2013 to the
Summary Prospectus, Prospectus and Statement of Additional Information ("SAI")
dated February 28, 2013, as last supplemented October 3, 2013

***IMPORTANT INFORMATION REGARDING CHANGES IN INVESTMENT OBJECTIVES AND
PRINCPAL INVESTMENT STRATEGIES***

The Board of Trustees of Direxion Shares ETF Trust ("Trust") has approved a change in the names of the Direxion
Daily China Bull 3X Shares and Direxion Daily China Bear 3X Shares (the "Funds"), as well as changes in the investment objectives, principal investment strategies, and benchmark index of the Funds.

Effective on or about December 12, 2013 (the "Effective Date"), the Funds will be renamed as shown in the table below.
Current Fund Name
New Fund Name
Direxion Daily China Bull 3X Shares
Direxion Daily FTSE China Bull 3X Shares
Direxion Daily China Bear 3X Shares
Direxion Daily FTSE China Bear 3X Shares

On the Effective Date, the following corresponding benchmark indices of the Funds will change as shown in the table below and all references to the Current Index in the prospectus and SAI will be replaced with the New Index:

Current Index
New Index
BNY China Select ADR Index
FTSE China 25 Index

On the Effective Date, all descriptions of Current Index in the prospectus and SAI will be replaced with the following description of the New Index:

New Index Description

The Index consists of the 25 largest and most liquid Chinese stocks listed and trading on the Stock Exchange of Hong Kong ("SEHK").  The Index is specifically designed for international investors, combining the ease of trading on SEHK with a methodology to meet certain investment company regulatory requirements.  As of
July 31, 2013, the Index had a total dollar value of approximately $227.0 billion, composed of 25 constituent securities ranging in market capitalization from approximately $1.7 billion to $50.1 billion.  Additionally, as of
July 31, 2013, the Index is concentrated in the financial sector, but this concentration may change in the future based on the Index's methodology and the varying nature of China's economy. The Fund will concentrate its investment in a particular industry or group of industries to approximately the same extent as the Index is so concentrated.

For more information, please contact the Funds at (866) 476-7523.

* * * * *

Please retain a copy of this Supplement with your Summary Prospectus, Prospectus and SAI.